Exhibit 4.2

NAVIENT CORPORATION,

as the Successor Company

and

THE BANK OF NEW YORK MELLON,

as Trustee

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of October 16, 2014

This Eighth Supplemental Indenture, dated as of October 16, 2014 (this “Supplemental Indenture”), between Navient Corporation (the “Successor Company”) and The Bank of New York Mellon (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Navient, LLC (the “Company”) (successor to SLM Corporation, which was the successor to USA Education, Inc.) and the Trustee (successor to The Chase Manhattan Bank) have heretofore executed and delivered an Indenture, dated as of October 1, 2000 (as amended, supplemented, waived or otherwise modified through the date hereto and hereby, the “Indenture”), providing for the issuance of Securities in Series;

WHEREAS, effective the date hereof, the Company merged with and into the Successor Company pursuant to an Agreement and Plan of Merger in accordance with Section 18-209 of the Limited Liability Company Act of the State of Delaware and Sections 251 and 264 of the General Corporation Law of the State of Delaware (the “Merger”);

WHEREAS, as a result of the Merger, the separate existence of the Company ceased and the Successor Company continued as the surviving corporation;

WHEREAS, pursuant to Section 5.01 of the Indenture, the Company may merge into or be merged into any other Person so long as the conditions set forth in Section 5.01 are satisfied;

WHEREAS, one of the conditions set forth in Section 5.01 of the Indenture provides that the resulting Person is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and such Person assumes all of the obligations under the Indenture and the Securities, including performance of all obligations under the Indenture and payment of all amounts due on the Securities;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Successor Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder, to comply with Article 5 thereto and to, among other things, make any change that does not adversely affect the rights of any Securityholder in any material respect;

WHEREAS, Supplemental Indenture is being entered into pursuant to, and in accordance with, Sections 5.01, 9.01(2) and 9.01(7) of the Indenture;

WHEREAS, the Successor Company has requested and hereby requests that the Trustee join in the execution and delivery of this Supplemental Indenture; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms.

As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Assumption and Substitution

SECTION 2.1. Assumption. Pursuant to, and in compliance and in accordance with, Section 5.01(a) of the Indenture, the Successor Company hereby expressly and unconditionally assumes all of the obligations of the Company under the Indenture and the Securities, including performance of all obligations under the Indenture and payment of all amounts due on the Securities.

SECTION 2.2. Successor Substituted. In accordance with Section 5.01 of the Indenture, upon the Merger, the Successor Company succeeded to, and was substituted for, and may exercise every right and power of, the Company under the Indenture and the Securities, with the same effect as if the Successor Company had been an original party to the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

SECTION 3.3. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 3.4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the due execution thereof by the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

SECTION 3.5. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

SECTION 3.6. Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof

SECTION 3.7. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the Indenture, (b) it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of Delaware, (d) both immediately before and after giving effect to the Merger and this Supplemental Indenture, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, exists and (e) this Supplemental Indenture is executed and delivered pursuant to Sections 9.01(2) and 9.01(7) of the Indenture and does not require the consent of the Securityholders.

SECTION 3.8. Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the TIA, such required provision shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and made effective as of the date first above written.

NAVIENT CORPORATION,
as the Successor Company

By:	/s/ Somsak Chivavibul
Name:	Somsak Chivavibul
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President